EXHIBIT 99.(xix)


                         SUNAMERICA FOCUSED SERIES, INC.

                             ARTICLES SUPPLEMENTARY

         SUNAMERICA FOCUSED SERIES, INC., a Maryland corporation having its principal office in Baltimore City, Maryland (the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

                  FIRST: (a) The Board of Directors of the Corporation has classified 100,000,000 unissued shares of authorized Common Stock, $0.0001 par value per share, of the Corporation as a series designated as the "Focused Mid-Cap Value Portfolio." The Focused Mid-Cap Value Portfolio shall have four classes of shares, designated "Class A", "Class B", "Class C" and "Class I", consisting of 25,000,000 shares each.

                                    (b) The  preferences,  conversion  and other
rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption of the Class A, Class B, Class C and Class I shares of the Focused Mid-Cap Value Portfolio are set forth in the charter of the Corporation.

                  SECOND: (a) The Board of Directors of the Corporation has classified 100,000,000 unissued shares of authorized Common Stock, $0.0001 par value per share, of the Corporation as a series designated as the "Focused Mid-Cap Growth Portfolio." The Focused Mid-Cap Growth Portfolio shall have four classes of shares, designated "Class A", "Class B", "Class C" and "Class I", consisting of 25,000,000 shares each.

                                    (b) The  preferences,  conversion  and other
rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption of the Class A, Class B, Class C and Class I shares of the Focused Mid-Cap Growth Portfolio are set forth in the charter of the Corporation.

                  THIRD: (a) The Class A, Class B, Class C and Class I shares of each of the Focused Mid-Cap Value Portfolio and the Focused Mid-Cap Growth Portfolio may be issued and sold subject to such different sales loads or charges, whether initial, deferred or contingent, or any combination thereof, as the Board of Directors may from time to time establish in accordance with the Investment Company Act of 1940, as amended, and the Rules of Fair Practice adopted by the National Association of Securities Dealers, Inc.

                                    (b)  Liabilities  of  each  of  the  Focused
Mid-Cap Value Portfolio and the Focused Mid-Cap Growth Portfolio which are determined by or under the supervision of the Board of Directors to be attributable to a particular class of such series may be charged to that class and appropriately reflected in the net asset value of, or dividends payable on, the shares of that class of such series.

                                    (c)  Except  as  otherwise  provided  in the
charter of the Corporation, on the eighth anniversary of the first business day of the month following the month in which Class B shares of the Focused Mid-Cap Value Portfolio or the Focused Mid-Cap Growth

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Portfolio were purchased by a holder thereof,  such shares  (together with a pro rata portion of any Class B shares purchased through the reinvestment of dividends or other distributions paid on all Class B shares held by such holder) shall automatically convert to Class A shares of such series on the basis of the respective net asset value of the Class B shares and the Class A shares of such series on the conversion date; provided, however, that conversion of the Class B shares represented by stock certificates shall be subject to tender of such certificates; and provided, further, that any conversion of Class B shares shall be subject to the continuing availability of an opinion of counsel to the effect that (A) the assessment of the expenses referred to in subparagraph (b) above with respect to Class B shares does not result in the Corporation's dividends or distributions constituting "preferential dividends" under the Internal Revenue Code of 1986, as amended, and (B) such conversion does not constitute a taxable event under federal income law. The Board of Directors, in its sole discretion, may suspend the conversion of Class B shares if such opinion is no longer available.

                                    (d) The Class A,  Class B, Class C and Class
I shares of the Focused Mid-Cap Value Portfolio and the Focused Mid-Cap Growth Portfolio may have such different exchange rights as the Board of Directors shall provide in compliance with the Investment Company Act of 1940, as amended.

                  FOURTH:  The  foregoing   amendment  to  the  charter  of  the
Corporation does not increase the authorized capital stock of the Corporation.

                  FIFTH: The shares of the Focused Mid-Cap Value Portfolio and the Focused Mid-Cap Growth Portfolio have been classified and designated by the Board of Directors pursuant to authority and power expressly vested in the Board of Directors of the Corporation by Article SIXTH of the charter of the Corporation.

                  SIXTH: These Articles Supplementary have been approved by the Board of Directors in the manner and by the vote required by law.

                  SEVENTH: The undersigned President of the Corporation acknowledges these Articles Supplementary to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned President acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

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        IN  WITNESS   WHEREOF,   the   Corporation  has  caused  these  Articles
Supplementary to be executed under seal in its name and on its behalf by its President and attested to by its Secretary on this 6th day of December, 2004.


ATTEST:                                   SUNAMERICA FOCUSED
                                          SERIES, INC.


-------------------------------           ------------------------------- (SEAL)
Joseph P. Kelly                           Vincent Marra
Secretary                                 President